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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP

1. Name and Address of Reporting Person
   Princeton Venture Research, Inc.
   5 Vaughn Drive
   Princeton, NJ 08540

2. Date of Event Requiring Statement (Month/Day/Year)
   09/24/97

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Objective Communications, Inc.  "OCOM"

6. Relationship of Reporting Person(s) to Issuer (Check all applicable) ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

5. If Amendment, Date of Original (Month/Day/Year)


7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) For filed by More than One Reporting Person

------------------------------------------------------------------------------
Table I -- Non-Derivative Securities Beneficially Owned
------------------------------------------------------------------------------
1. Title of Security  2. Amount of Securities 3. Ownership       4. Nature of
   (Instr. 4)            Beneficially Owned      Form: Direct       Indirect
                         (Instr. 4)              (D) or Indirect    Beneficial
                                                 (I) (Instr. 5)     Ownership
                                                                    (Instr. 5)
------------------------------------------------------------------------------
------------------------------------------------------------------------------

Common Stock                 528,041                  D
==============================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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FORM 3 (continued)

Table II -- Derivative Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)
===========================================================================

1. Title of Derivative  2. Date Exer-       3. Title and Amount     4. Conversion   5. Ownership   6. Nature of
   Security (Instr. 4)     cisable and         of Securities           or Exercise     Form of        Indirect
                           Expiration          Underlying              Price of        Derivative     Beneficial
                           Date (Month/        Derivative Security     Derivative      Security:      Ownership
                           Day/Year)           (Instr. 4)              Security        Direct (D)     (Instr. 5)
                        -------------------------------------------                    or Indirect
                        Date    Expiration     Title    Amount or                      (I) (Instr. 5)
                        Exer-   Date                    Number of
                        cisable                         Shares
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
Warrant                                         Common
to Purchase              1/24/97 1/24/01        Stock    157,620          $4.00           D
----------------------------------------------------------------------------------------------------------------
Warrant                                         Common
to Purchase              1/22/97 1/22/02        Stock     50,000          $4.00           D
================================================================================================================

Explanation of Responses:


PRINCETON VENTURE RESEARCH, INC.

By:    /s/ John B. Torkelsen                        October 9, 1998
------------------------------------            ------------------------
 ** Signature of Reporting Person                         Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedures.

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